Resolution Adopted
                    By the Board of Directors
                   of The Quaker Oats Company
                Approving Certain Bylaw Amendments


     RESOLVED, that the Bylaws of the Corporation be, and they hereby are, amended by (i) amending and restating Bylaw 11 (with additions shown as underlined text) to read as set forth below,
(ii) renumbering existing Bylaws 12 through 15 as Bylaws 13 through 16, (iii) inserting a new Bylaw 12 in the form set forth below between Bylaw 11 and renumbered Bylaw 13, (iv) renumbering existing Bylaws 16 through 37 as Bylaws 18 through 39 and (v) inserting a new Bylaw 17 in the form set forth below between renumbered Bylaw 16 and renumbered Bylaw 18:

     Bylaw 11 - Special meetings of the shareholders for purposes allowed by law may be held at any time when called by the Chairman of the Board or President, or upon resolution or written request of a majority of the board or of a majority of the executive committee.  Written notice of the time, place, and purposes of every special meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at the meeting. Only those matters set forth in the notice of
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the special meeting may be considered or acted upon at such special
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meeting, unless otherwise provided by law.
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     Bylaw 12 - If a shareholder desires to submit a proposal for consideration at an annual shareholders' meeting, written notice of such shareholder's intent to make such a proposal must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. Each notice shall describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the meeting and shall set forth (i) the name and address, as it appears on the books of the Corporation, of the shareholder who intends to make the proposal; (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal; and (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder.
In addition, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. The presiding officer of the annual meeting shall, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the meeting shall not be transacted. Nothing contained in this Section shall be deemed to decrease any time period set forth in the Securities Exchange
Act of 1934, as amended, or any rule or regulation of the Securities and Exchange Commission thereunder.

     Bylaw 17 - Except as otherwise provided by law, if any shareholder desires to solicit written consents for action to be taken by shareholders of the Corporation without a meeting, prior written notice of any such solicitation must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than 45 days prior to the date such written consents, or soliciting material relating thereto, are first published, sent or given to any shareholder. Such notice shall describe the matter for which written consent is being sought and shall set forth (i) the name and address, as it appears on the books of the Corporation, of the shareholder who seeks the written consent; (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote on the matter for which written consent is being sought and intends to vote on the matter for which written consent is being sought; and (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder. In addition, the notice shall set forth the reasons for conducting such proposed business by means of the written consent and any material interest of the shareholder in such business. No action taken by written consent shall be valid unless taken in accordance with the foregoing procedures.